EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ZJK Industrial Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary Shares, US$0.000016666667 par value per share	Rule 457(c) and Rule 457(h)	6,000,000	(1)	$3.925	(2)	$23,550,000	0.00015310	$3,605.51

		Total Offering Amounts						$23,550,000		$3,605.51
		Total Fees Previously Paid								$—
		Total Fee Offsets								$—
		Net Fee Due								$3,605.51

(1)	Consists of 6,000,000 of our Ordinary Shares available for issuance under the 2025 Equity Incentive Plan. In the event of a stock split, stock dividend or other similar transaction involving the registrant’s ordinary shares, in order to prevent dilution, the number of ordinary shares registered hereby shall be automatically increased to cover the additional ordinary shares in accordance with Rule 416(a) under the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on June 23, 2025, such date being within five business days of the date that this Registration Statement was filed with the SEC.